OFFICE OF THE COMPTROLLER OF THE CURRENCY
Washington, D.C.  20219

Form 10-Q
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2007

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM: TO:

OCC Charter Number: 24442

1ST CENTURY BANK, NATIONAL ASSOCIATION

(Exact name of registrant as specified in its charter)

UNITED STATES	20-0356618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1875 Century Park East, Suite 1400, Los Angeles, California 90067
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 270-9500

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☒    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (check one):
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐  No ☒

As of November 9, 2007, the issuer had outstanding 9,903,884 shares of common stock, par value $5.00 per share, its only class of common stock.

i

PART I. FINANCIAL INFORMATION

ii

PART I. FINANCIAL INFORMATION

ITEM 1.  Financial Statements
1st Century Bank, N.A.
Unaudited Statements of Financial Condition
(in thousands, except share and per share data)

	September 30, 2007	December 31, 2006
ASSETS
Cash and due from banks	$4,715	$4,687
Federal funds sold	18,310	16,505
Total cash and cash equivalents	23,025	21,192
Interest-earning deposits at other financial institutions	269	123
Investments – available for sale (“AFS”), at estimated fair value	40,371	42,406
Investments – held to maturity (“HTM”), at amortized cost	5,519	6,270
Loans, net of allowance for loan losses of $2,166 and $1,668 as of September 30, 2007 and December 31, 2006, respectively.	154,349	126,312
Premises and equipment, net	643	709
Accrued interest and other assets	4,026	3,740
Total Assets	$228,202	$200,752

LIABILITIES AND STOCKHOLDERS’ EQUITY
Non-interest-bearing demand deposits	$36,215	$29,929
Interest-bearing deposits:
Interest-bearing checking	3,952	4,348
Savings and money market	59,707	30,977
Certificates of deposit less than $100	1,413	18,204
Certificates of deposit of $100 or greater	69,856	61,629
Total Deposits	171,143	145,087
Accrued interest and other liabilities	1,681	1,556
Total Liabilities	172,824	146,643

Commitments and contingencies (Note 7)

Stockholders’ Equity:
Common stock, $5 par value – 50,000,000 shares authorized, 9,898,884 and 9,783,722 issued and outstanding at September 30, 2007 and December 31, 2006, respectively	49,494	48,919
Additional paid-in capital	12,090	12,287
Accumulated deficit	(5,708)	(6,489)
Accumulated other comprehensive loss	(498)	(608)

Total Stockholders’ Equity	55,378	54,109
Total Liabilities and Stockholders’ Equity	$228,202	$200,752

The accompanying notes are an integral part of these unaudited financial statements.

1stCentury Bank, N.A.
Unaudited Statements of Income and Comprehensive Income
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2007	2006	2006
Interest income:
Loans	$2,898	$8,152	$5,728	$2,294
Investments	484	1,442	1,874	626
Other	328	1,246	751	116
Total interest income	3,710	10,840	8,353	3,036
Interest expense:
Deposits	1,236	3,742	1,851	691
Borrowings	-	-	36	37
Total interest expense	1,236	3,742	1,887	728
Net interest income	2,474	7,098	6,466	2,308
Provision for loan losses	227	498	359	246
Net interest income after provision for loans losses	2,247	6,600	6,107	2,062
Non-interest income	172	479	134	56
Non-interest expenses:
Compensation and benefits	1,263	3,556	3,319	1,156
Occupancy	168	590	594	223
Professional fees	203	836	611	371
Marketing	38	178	202	80
Technology	93	264	201	70
Other operating expenses	288	874	578	206
Total non-interest expenses	2,053	6,298	5,505	2,106
Income before income taxes	366	781	736	12
Income taxes	-	-	-	-
Net income	366	781	736	12
Unrealized gain on available for sale securities	393	110	49	848
Total comprehensive income	$759	$891	$785	$860

Basic earnings per share	$0.04	$0.08	$0.08	$0.00
Diluted earnings per share	$0.04	$0.08	$0.07	$0.00

The accompanying notes are an integral part of these unaudited financial statements.

1st Century Bank, N.A.
Unaudited Statements of Changes in Stockholders’ Equity and Comprehensive Income
(in thousands, except share data)

	Outstanding Shares	Amount	Additional Paid-in Capital	Deferred Compensation	Pre-opening Accumulated Deficit	Accumulated Deficit	Accumulated Other Comprehensive Loss	Stockholders’ Equity
Balance at December 31, 2005	9,716,613	$48,583	$12,222	$(220)	$(1,596)	$(5,038)	$(835)	$53,116
Exercise of stock options	43,109	215	30	-	-	-	-	245
Restricted stock granted	-	-	714	(714)	-	-	-	-
Restricted stock issued	24,000	120	(120)	-	-	-	-	-

Cancellation of restricted stock issued	-	-	(173)	161	-	-	-	(12)
Amortization of restricted stock	-	-	-	146	-	-	-	146

Estimated compensation expense from the acceleration of vesting of stock options	-	-	61	-	-	-	-	61
Comprehensive income:
Net income	-	-	-	-	-	736	-	736

Net unrealized gain on investments available for sale	-	-	-	-	-	-	49	49

Total comprehensive income	-	-	-	-	-	736	49	785
Balance at September 30, 2006	9,783,722	$48,918	$12,734	$(627)	$(1,596)	$(4,302)	$(786)	$54,341

Balance at December 31, 2006	9,783,722	$48,919	$12,825	$(538)	$(1,596)	$(4,893)	$(608)	$54,109
Exercise of stock options	104,815	523	-	-	-	-	-	523
Restricted stock granted	-	-	1,681	(1,681)	-	-	-	-
Restricted stock issued	10,347	52	(52)	-	-	-	-	-
Forfeiture of restricted stock	-	-	(97)	68	-	-	-	(29)

Net issuance of exercises of stock options	-	-	(680)	-	-	-	-	(680)

Amortization of restricted stock	-	-	-	564	-	-	-	564
Comprehensive income:
Net income	-	-	-	-	-	781	-	781

Net unrealized gain on investments available for sale	-	-	-	-	-	-	110	110
Total comprehensive income	-	-	-	-	-	781	110	891
Balance at September 30, 2007	9,898,884	$49,494	$13,677	$(1,587)	$(1,596)	$(4,112)	$(498)	$55,378

The accompanying notes are an integral part of this unaudited financial statement.

1st Century Bank, N.A.
Unaudited Statements of Cash Flows
	Nine Months Ended
	September 30, 2007	September 30, 2006
Cash flows from operating activities:
Net income	$781	$736
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	172	198
Provision for loan losses	498	359
Amortization of deferred loan fees	(155)	(216)
Non-cash stock compensation	484	195
Non-cash stock consulting fee	50	-
Net amortization (accretion) of premiums & discounts from investment securities AFS	8	(12)
Net accretion of premiums & discounts from investment securities HTM	(9)	(9)
Increase in accrued interest receivable and other assets	(194)	(327)
Increase (Decrease) in accrued interest payable and other liabilities	125	(356)
Net cash provided by operating activities	1,760	568
Cash flows from investing activities:
Net change in interest-earning deposits at other financial institutions	(145)	3,981
Activity in investment securities AFS:
Purchases	(11,323)	(9,139)
Maturities and principal reductions	8,462	9,605
Proceeds from the sale of securities	4,999	-
Activity in investment securities HTM:
Purchases	(197)	(99)
Proceeds from maturities, net of principal reductions	957	844
Loan originations, net of principal collections	(28,381)	(32,251)
Purchase of premises and equipment	(107)	(93)
Purchase of Federal Reserve Bank stock and Federal Home Loan Bank stock	(92)	(382)
Net cash used in investing activities	(25,827)	(27,534)
Cash flows from financing activities:
Net increase in deposits	26,055	5,368
Proceeds from FHLB Borrowings	-	9,500
Exercise of stock options	122	245
Tax withholdings paid on net exercise of stock options	(277)	-
Net cash provided by financing activities	25,900	15,113
Increase (Decrease) in cash and cash equivalents	1,833	(11,853)
Cash and cash equivalents, beginning of period	21,192	15,249
Cash and cash equivalents, end of period	$23,025	$3,396

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$3 ,590	$1,779
Income taxes	-	-
Non-cash investing and financing activities:
Net decrease (increase) in unrealized loss on investment securities AFS	$110	$(49)
Non-cash issuance of stock	$659	$-

The accompanying notes are an integral part of these unaudited financial statements.

1ST CENTURY BANK, N.A. NOTES TO FINANCIAL STATEMENTS, unaudited

(1)	Nature of Operation

1st Century Bank, N.A. (the “Bank”) was approved to open for business on March 1, 2004 in the State of California operating under the laws of a National Association (“N.A.”) regulated by the Office of the Comptroller of the Currency (“OCC”). The Bank is a commercial bank that focuses on closely held and family owned businesses and their employees, professional service firms, real estate professionals and investors, the legal, accounting and medical professions, and small and medium-sized businesses and individuals in Los Angeles County. The Bank provides a wide range of banking services to meet the financial needs of the local residential community, with an orientation primarily directed toward owners and employees of the business client base. The Bank is subject to both the regulations of and periodic examinations by the OCC, which is a federal regulatory agency.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements as of September 30, 2007 and for the three and nine months ended September 30, 2007 and 2006 have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all footnotes as would be necessary for a fair presentation of financial position, results of operations and changes in cash flows in conformity with accounting principles generally accepted in the United States of America. However, these interim financial statements reflect all adjustments (consisting solely of normal recurring adjustments and accruals) which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. These unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a basis consistent with, and should be read in conjunction with, the audited financial statements as of and for the year ended December 31, 2006, and the notes thereto included in the Bank’s Form 10-K filed under the Securities and Exchange Act of 1934 (the “Exchange Act”).  Certain items in the 2006 interim financial statements have been reclassified to conform to the 2007 presentation.

The results of operations for the three and nine months ended September 30, 2007, are not necessarily indicative of the results of operations that may be expected for any other interim period or for the year ending December 31, 2007.

Use of Estimates

The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and with the prevailing practices in the banking industry.  Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates used by management in preparation of its financial statements include the allowance for loan losses and the valuation of deferred tax assets.  It is at least reasonably possible that a material change in these estimates may occur in the near term and cause actual results to differ materially.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes that repayment is not probable. Subsequent repayments or recoveries, if any, are credited to the allowance. The Bank began operations in March 2004 and lacks sufficient historical data from the performance of loans in the loan portfolio to extrapolate reserve percentages at this time.  The provisions reflect management’s evaluation of the adequacy of the allowance based upon the following factors: estimates used from historical peer group loan loss data; the nature and volume of the loan portfolio including concentrations of credit; adverse situations that may affect the borrower’s ability to repay; the estimated value of any underlying collateral; and, prevailing economic conditions.  The allowance is based on estimates, and actual losses may vary from these estimates. No assurance can be given that adverse future economic conditions will not lead to delinquent loans, increases in the provision for loan losses and/or charge-offs.  Management believes that the allowance as of September 30, 2007 is adequate to absorb known and inherent risks in the loan portfolio.

Earnings per Share

The Bank reports both basic and diluted earnings per share (“EPS”).  Basic EPS is determined by dividing income by the weighted average number of shares of common stock outstanding, while diluted EPS is determined by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding adjusted for the dilutive effect of common stock equivalents.  Potential dilutive common shares related to outstanding stock options and restricted stock are determined using the treasury stock method.

	Three Months Ended September 30,
	2007	2006
(dollars in thousands)

Net income	$366	$12
Weighted average number of common shares outstanding	9,898,884	9,750,661
Effect of dilutive options	188,766	683,003
Effect of dilution of restricted stock	227,001	85,784
Weighted average number of common shares outstanding used to calculate diluted EPS	10,314,651	10,519,448

	Nine Months Ended September 30,
	2007	2006
(dollars in thousands)

Net income	$781	$736
Weighted average number of common shares outstanding	9,851,412	9,733,869
Effect of dilutive options	250,984	738,302
Effect of dilution of restricted stock	214,325	82,288
Weighted average number of common shares outstanding used to calculate diluted EPS	10,316,721	10,554,459

Actual shares outstanding as of September 30, 2007 and 2006, were 9,898,884 and 9,783,722 respectively.

Stock-Based Compensation

Prior to 2006, the Bank accounted for share-based compensation to employees under the intrinsic value method in Accounting Principles Board (“APB”) Opinion No. 25 (“APB No. 25”), Accounting for Stock Issued to Employees.  On October 20, 2005, the Board approved the acceleration of vesting for all of the then outstanding options.    Expenses recognized per the Financial Accounting Standards Board (“FASB”) Interpretation No. 44 Accounting for Certain Transactions involving Stock Compensation were approximately zero and $61,000 for the three and nine months ended September 30, 2007 and 2006, respectively.  Future non-cash stock compensation related to the acceleration of the vesting may fluctuate as a result of changes in management’s estimate due to unforeseen changes in the employment status of option holders.

On January 1, 2006, the Bank began recognizing compensation expense for stock options in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised) (“SFAS No. 123R”), Share-Based Payment.  The Bank elected to use the modified prospective transition method as permitted by SFAS No. 123R and therefore has not restated the financial results for prior periods.  No options have been granted since the adoption of SFAS No. 123R.

The Bank granted several restricted stock awards to directors and employees under the Amended and Restated 2005 Equity Incentive Plan.  On October 20, 2005, the Bank granted 24,000 restricted stock awards to the directors with a vesting period of four months and 31,000 restricted stock awards to certain employees with a cliff vesting period of three years. On May 1, 2006, the Bank granted 26,500 restricted stock awards to the directors and 50,000 restricted stock awards to employees with a cliff vesting period of three years.  On January 25, 2007, the Bank granted 40,000 restricted stock awards to certain employees with various cliff vesting periods: 5,000 awards vesting on the grant date, 5,000 awards with a cliff vesting period of eight months, 10,000 awards with a cliff vesting period of twenty-one months, 10,000 awards with a cliff vesting period of thirty-two months, and 10,000 awards with a cliff vesting period of three years. Also, in January 2007, the Board granted 5,347 restricted stock awards to consultants, which immediately vested.  On May 1, 2007, the Bank granted 127,500 restricted stock awards to certain employees with cliff vesting period of three years.  On June 1, 2007, the Board granted 50,000 restricted stock awards to one employee with graded vesting over four years.  The restricted stock awards, accounted for under SFAS No. 123R, are considered fixed awards as the number of shares and fair value is known at the date of grant and the value is amortized over the vesting and/or service period.

For the three months ended September 30, 2007 and 2006, the non-cash stock compensation expense recognized related to the restricted stock awards was approximately $219,000 and $114,000, respectively.  For the nine months ended September 30, 2007 and 2006, the non-cash stock compensation expense recognized in the unaudited statements of income related to the restricted stock awards was approximately $484,000 and $196,000, respectively.  Non-cash stock consulting fee recognized was zero and $50,000 for the three and nine months ended September 30, 2007, respectively.  There was no non-cash stock consulting fee recognized for the three and nine months ended September 30, 2006, respectively.

Non-vested Shares of Restricted Stock
Under the Amended and Restated
2005 Equity Incentive Plan

		Nine months ended
	September 30, 2007		September 30, 2006
Restricted Shares	Number of Shares	Weighted Avg Fair Value at Grant Date	Number of Shares	Weighted Avg Fair Value at Grant Date
Beginning of period	83,000	$8.49	55,000	$6.85
Granted	222,847	7.52	76,500	9.33
Vested	(15,347)	8.47	(24,000)	6.85
Forfeited	(14,250)	8.00	(8,000)	9.33
End of period	276,250	$7.74	99,500	$8.56

The following table sets forth the Bank’s future restricted stock expense, assuming no forfeitures.

Year ending December 31
2007 [1]	$196,824
2008	728,351
2009	486,318
2010	144,630
2011	10,938
$1,567,061

1 for the three months ending December 31, 2007

The following table represents the status of all optioned shares and exercise price for 2004 Director and Employee Stock Option Plan and 2004 Founder Stock Option Plan for the nine months ended September 30, 2007 and 2006.

	Nine months ended
	September 30, 2007		September 30, 2006
2004 Director and Employee Stock Option Plan	Number of	Weighted Avg	Number of	Weighted Avg
	Options	Exercise Price	Options	Exercise Price
Beginning of period	1,904,554	$6.08	1,990,654	$6.09
Granted	-	-	-	-
Exercised	(102,815)	$5.05	(40,109)	$5.74
Forfeited/Cancelled	(632,566)	$6.46	(45,991)	$7.03
End of period	1,169,173	$5.97	1,904,554	$6.08

Of the 632,566 forfeited options, 374,585 options were cancelled in 2007, in order to pay for the exercise price and tax withholding on two net issuance exercises.  The weighted average remaining contractual life of options outstanding under the 2004 Director and Employee Stock Option Plan were 6.72 years and 7.67 years at September 30, 2007 and 2006, respectively.  All options under the 2004 Director and Employee Stock Option Plan were exercisable at September 30, 2007 and 2006.

	Nine months ended
	September 30, 2007		September 30, 2006
2004 Founder Stock Option Plan	Number of	Weighted Avg	Number of	Weighted Avg
	Options	Exercise Price	Options	Exercise Price
Beginning of period	135,700	$5.00	138,700	$5.00
Granted	-	-	-	-
Exercised	(2,000)	$5.00	(3,000)	$5.00
Forfeited	-	-	-	-
End of period	133,700	$5.00	135,700	$5.00

The remaining contractual life of the 2004 Founder Stock Options outstanding was 6.41 years and 7.41 years at September 30, 2007 and 2006, respectively. All options under the 2004 Founder Stock Options Plan were exercisable at September 30, 2007 and 2006.

The aggregate intrinsic value of all options outstanding and exercisable at September 30, 2007 was approximately $1,789,000.  The aggregate intrinsic value represents the difference between the Bank’s closing stock price on the last trading day of the period, which was $6.50 on September 28, 2007, and the exercise prices multiplied by the number of options outstanding.  The total intrinsic value of options exercised was approximately $225,000 and $146,000, for the nine months ended September 30, 2007 and 2006, respectively.

The following table details the amount of shares authorized and available under all of the stock plans as of September 30, 2007.

Share Reserve (1)	Less Shares Previously Exercised/Vested	Less Shares Outstanding	Total Shares Available for Future Issuance
2,784,000	224,271	1,579,123	980,606

(1) Adjusted for stock split

Adoption of FASB Interpretation No. 48

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An interpretation of FASB Statement No. 109 (“FIN 48”).  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in tax returns.  The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Bank adopted FIN 48 as of January 1, 2007 and the adoption of FIN 48 did not impact the Bank’s financial position or results from operations.

Recently Issued Accounting Pronouncement

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements.  This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements.  This statement will be effective for financial statements for the year ended December 31, 2008.  Management is currently evaluating the impact of this pronouncement on the Bank.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value.  This statement will be effective for financial statements for the year ending December 31, 2008.  Management is currently evaluating the impact of this pronouncement on the Bank.

(3)	Investment Securities

The following is a summary of the investments categorized as available-for-sale and held-to-maturity at the amortized cost and approximate market values with gross unrealized gains and losses at September 30, 2007 and December 31, 2006:

	September 30, 2007
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Available-for-Sale	Cost	Gains	Losses	Value
U.S. Gov’t and Federal Agency Securities	$6,501	$18	$(12)	$6,507
Mortgage-backed securities	28,052	2	(499)	27,555
Collateralized Mortgage Obligations	6,316	16	(23)	6,309
Total	$40,869	$36	$(534)	$40,371

	September 30, 2007
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Held-to-Maturity	Cost	Gains	Losses	Value
U.S. Gov’t and Federal Agency Securities	$100	$-	$-	$100
Mortgage-backed securities	1,257	-	(43)	1,214
Collateralized Mortgage Obligations	4,162	5	(34)	4,133
Total	$5,519	$5	$(77)	$5,447

	December 31, 2006
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Available-for-Sale	Cost	Gains	Losses	Value
U.S. Gov’t and Federal Agency Securities	$7,001	$-	$(58)	$6,943
Mortgage-backed securities	31,680	9	(570)	31,119
Collateralized Mortgage Obligations	4,333	13	(2)	4,344
Total	$43,014	$22	$(630)	$42,406

	December 31, 2006
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Held-to-Maturity	Cost	Gains	Losses	Value
U.S. Gov’t and Federal Agency Securities	$100	$-	$-	$100
Mortgage-backed securities	1,421	-	(43)	1,378
Collateralized Mortgage Obligations	4,749	20	(19)	4,750
Total	$6,270	$20	$(62)	$6,228

At September 30, 2007, the carrying amount of securities pledged to the Federal Home Loan Bank of San Francisco, to secure a borrowing facility, was $4,443,000.  The Bank had no borrowings outstanding at September 30, 2007 or December 31, 2006.  Additionally, at September 30, 2007, the carrying amount of securities pledged to the State of California Treasurer’s Office to secure deposits received from them was $41,347,000.  Of the $41,347,000 in pledged securities, $39,583,000 was designated available-for-sale and $1,764,000 was designated held-to-maturity.

The amortized cost of held to maturity investment securities and fair value of available for sale investment securities by contractual maturity and weighted average yields at September 30, 2007 are as follows below:

(dollars in thousands)
Held-to-Maturity	1Year or Less	Weighted Average Yield	After 1 Through 5 Years	Weighted Average Yield	After 5 Through 10 Years	Weighted Average Yield	After 10 Years	Weighted Average Yield	Total	Weighted Average Yield
U.S. Government Agency	$100	4.93%	$-	-%	$-	-%	$-	-%	$100	4.93%
Mortgage-backed Securities	-	-	-	-	-	-	1,257	4.55	1,257	4.55
Collateralized Mortgage Obligations	-	-	-	-	-	-	4,162	5.11	4,162	5.11
Total	$100	4.93%	$-	-%	$-	-%	$5,419	4.98%	$5,519	4.98%

Available-for-Sale
U.S. Government Agency	$6,507	4.37%	$-	-%	$-	-%	$-	-%	$6,507	4.37%
Mortgage-backed Securities	3,031	3.04	1,470	4.27	6,619	4.56	16,435	4.96	27,555	4.62
Collateralized Mortgage Obligations	-	-	-	-	-	-	6,309	5.40	6,309	5.40
Total	$9,538	3.95%	$1,470	4.27%	$6,619	4.56%	$22,744	5.08%	$40,371	4.70%

Information pertaining to securities with gross unrealized losses at September 30, 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than Twelve Months		Twelve Months or More
(dollars in thousands)	Gross		Gross
Investments-Available-for-Sale	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
U.S. Gov’t and Federal Agency Securities	$-	$-	$(12)	$2,988
Mortgage-backed securities	-	-	(499)	25,329
Collateralized Mortgage Obligations	(24)	4,328	-	-
Total securities available-for-sale	$(24)	$4,328	$(511)	$28,317

Investments-Held-to-Maturity
U.S. Gov’t and Federal Agency Securities	$-	$-	$-	$-
Mortgage-backed securities	-	-	(43)	1,257
Collateralized Mortgage Obligations	(26)	2,102	(9)	507
Total securities held-to-maturity	$(26)	$2,102	$(52)	$1,764

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At September 30, 2007, market value of securities which have been in a continuous loss position for 12 months or more totaled $30.1 million, with unrealized losses of $563,000.  For investments in an unrealized loss position at September 30, 2007, the Bank has the intent and ability to hold these investments until their recovery of fair value, which may be the date of maturity.  All individual securities that have been in a continuous loss position for 12 months or longer at September 30, 2007 had investment grade ratings upon purchase.  The issuers of these securities have not, to the Bank’s knowledge, established any cause for default on these securities and the various rating agencies have reaffirmed these securities’ investment grade status at September 30, 2007.  Therefore, none of the securities were considered other-than-temporarily impaired at September 30, 2007.

(4)	Loans, net

As of September 30, 2007 and December 31, 2006, gross loans outstanding totaled $156.6 million and $128.1 million, respectively within the following loan categories:
	September 30, 2007		December 31, 2006
(dollars in thousands)	Amount Outstanding	Percent of Total	Amount Outstanding	Percent of Total
Commercial (1)	$82,474	52.7%	$92,849	72.4%
Real estate mortgage (2)	66,736	42.6%	25,438	19.9%
Consumer and other (3)	7,417	4.7%	9,848	7.7%
	156,627	100.0%	128,135	100.0%
Less - net unearned fee income	(112)		(155)
Less - allowance for loan losses	(2,166)		(1,668)
Loans, net	$154,349		$126,312

(1)	Unsecured commercial loan balances were approximately $23.1 million and $33.1 million at September 30, 2007 and December 31, 2006, respectively.
(2)	Real estate loans include commercial properties, multi-family residences, single-family residences, HELOC, construction, and land development.
(3)	Unsecured consumer loan balances were approximately $6.4 million and $2.7 million at September 30, 2007 and December 31, 2006, respectively.

There were no nonaccrual loans at September 30, 2007 and December 31, 2006.

The following is a summary of activity for the allowance for loan losses for the three and nine months ended September 30, 2007 and 2006.

(dollars in thousands)	Three months ended September 30, 2007	Nine months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2006
Balance at beginning of period	$1,939	$1,668	$1,277	$1,164
Provision for loan losses	227	498	246	359
Charge-offs	-	-	-	-
Recoveries	-	-	-	-
Balance at end of period	$2,166	$2,166	$1,523	$1,523

Undisbursed commitments to extend credit, primarily related to commercial and home equity lines of credit and letters of credit, amounted to $60.3 million and $52.1 million at September 30, 2007 and December 31, 2006, respectively.  An allowance for losses on these undisbursed commitments totaled $147,000 and $127,000 at September 30, 2007 and December 31, 2006, respectively.  The inherent risk associated with the loan is evaluated at the same time the credit is extended. However, the allowance held for the commitments is reported in other liabilities within the accompanying Statements of Financial Condition, and not as part of the allowance for loan losses in the above table.

(5)	Deposits

The following table reflects the summary of deposit categories by dollar and percentage at September 30, 2007 and December 31, 2006:

	September 30, 2007		December 31, 2006
		Percent of		Percent of
(dollars in thousands)	Amount	Total	Amount	Total
Non-interest-bearing demand deposits	$36,215	21.2%	$29,929	20.6%
Interest-bearing demand deposits	3,952	2.3%	4,348	3.0%
Savings and money market deposits	59,707	34.9%	30,977	21.4%
Certificates of deposit	71,269	41.6%	79,833	55.0%
	$171,143	100.0%	$145,087	100.0%

The aggregate amount of certificates of deposit of $100,000 or more at September 30, 2007 and December 31, 2006 was $69.9 million and $61.6 million, respectively. At September 30, 2007, the Bank had five deposits from the State of California Treasurer’s Office totaling $32 million representing 18.7% of total deposits. The State of California Treasurer’s Office deposits are scheduled to mature as follows: $10 million on October 4, 2007; two deposits for $3 million each on December 5, 2007; $10 million on December 13, 2007; and $6 million on December 21, 2007. The $10 million deposit that matured on October 4, 2007 was renewed and matures on January 10, 2008.  The Bank intends to renew these deposits at maturity.

The table below sets forth the amount and remaining maturities of certificates of deposit at September 30, 2007.

(dollars in thousands)	Six months and less	Greater than Six months through one year	Greater than one year
0.00% to 2.99%	$3	$-	$-
3.00% to 3.99%	6,531	44	7
4.00% to 4.99%	44,531	220	-
5.00% to 5.50%	19,933	-	-
Total	$70,998	$264	$7

(6)	Borrowings

At September 30, 2007, the Bank had a $4.4 million line of credit secured by investment securities and a $46.0 million line of credit secured by a blanket lien of eligible loans at the Federal Home Loan Bank of San Francisco.  The Bank also had $30.0 million in federal fund lines of credit available with other correspondent banks in order to disburse loan commitments and to satisfy demands for deposit withdrawals. Each of these lines of credit is subject to conditions that the Bank may not be able to meet at the time when additional liquidity is needed.  The Bank did not have any borrowings outstanding at September 30, 2007 or December 31, 2006.

(7)	Commitments and Contingencies

Commitments to Extend Credits

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve various levels and elements of credit and interest rate risk in excess of the amount recognized in the accompanying financial statements. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. As of September 30, 2007, the Bank had $56.4 million of commitments to extend credit to customers and $3.8 million in standby/commercial letters of credit.  The Bank also guarantees the outstanding balance on credit cards offered at the Bank, but underwritten by another financial institution.  The outstanding balances on these credit cards were approximately $14,500 as of September 30, 2007.

Litigation

The Bank from time to time is party to lawsuits, which arise out of the normal course of business. As of September 30, 2007, the Bank did not have any litigation that management believes will have a material impact on the Statements of Financial Condition or Statements of Income and Comprehensive Income.

(8)	Subsequent Event

Lease Commitment

In October 2007, the Bank entered into a ten-year lease for ground floor office space at its headquarters location effective December 1, 2007.  This location will be the Bank’s Private Banking Center and is scheduled to open in the first quarter of 2008.  The future minimum lease commitments are approximately $998,000.

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

FORWARD-LOOKING STATEMENTS

The following represents management’s discussion and analysis of the financial condition and operating results of the Bank for the three and nine months ended September 30, 2007 and 2006 and financial condition, liquidity and capital resources at September 30, 2007 and December 31, 2006. The discussion should be read in conjunction with our Form 10-K for the year ended December 31, 2006 and the unaudited financial statements for the quarters ended September 30, 2007 and 2006 and the notes thereto appearing elsewhere in this Report.

Certain statements in this Report on Form 10-Q constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. The Bank’s actual results may differ significantly from the results discussed in such forward-looking statements. Forward-looking statements do not relate to historical or current facts and often include the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “could,” “would,” “should,” or “may.” Such forward-looking statements are based on current information and assumptions about future events over which we have no control and our business is subject to a number of risks and uncertainties that could cause our financial condition or operating results in the future to differ significantly from those expected at the current time. Factors that might cause such a difference include but are not limited to global, political and economic conditions, natural disaster, competition in the geographic and business areas in which we conduct our operations, fluctuations in interest rates, credit quality and government regulation, as described further in our Form 10-K for the year ended December 31, 2006 under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

CRITICAL ACCOUNTING POLICIES

The accounting policies of greatest significance to the Bank are described in Note 1 to the financial statements in the Bank’s Form 10-K for the year ended December 31, 2006.  We believe that the estimates and assumptions that require management’s most subjective judgments are the most important to the portrayal of our financial condition and results of operations. These estimates and assumptions help form the basis for the accounting policies, which are deemed to be the most critical to the Bank.

The allowance for loan losses is established through a provision for loan losses charged to operations. These provisions reflect management’s evaluation of the adequacy of the allowance based upon estimates derived from historical peer group loan loss data because the Bank began operations in March 2004 and lacks sufficient historical data from the performance of loans in the loan portfolio. Management carefully monitors changing economic conditions, the concentrations of loan categories and collateral, the financial condition of the borrowers, the history of the loan portfolio, and historical peer group loan loss data to determine the adequacy of the allowance for loan losses. The allowance is based on estimates, and actual losses may vary from the estimates. No assurance can be given that adverse future economic conditions will not lead to delinquent loans, increases in the provision for loan losses and/or charge-off of loans. Management believes that the allowance as of September 30, 2007 is adequate to absorb known and inherent risks in the loan portfolio.

The Bank has established a deferred tax asset, the majority of which is represented by the cumulative net operating loss. In order for the Bank to utilize the benefit of the deferred tax asset, the Bank must generate aggregate taxable earnings equal to the amount of the deferred tax asset prior to expiration of the net operating loss. Estimates of future taxable income are considered in evaluating if it is more likely than not that the benefit of the deferred tax asset will be realized. At September 30, 2007, a 100% valuation allowance has been established due to the fact that based on the weight of available evidence; management believes it is more likely than not that the deferred tax asset will not be realized.

OVERVIEW

The Bank is a full service commercial bank headquartered in the Century City area of Los Angeles, California. The Bank’s primary focus is relationship banking to family owned and closely held businesses, professional service firms, high net worth individuals, real estate investors, entrepreneurs, the legal, accounting, and medical professions and small and medium-sized businesses.  The Bank also provides a wide range of banking services to meet the financial needs of the local residential community, with an orientation primarily directed toward owners and employees of the business client base.

For the quarters ended September 30, 2007 and 2006, the Bank recorded net income of $366,000 and $12,000, respectively.  The quarterly net interest income was $2.5 million and $2.3 million for three month periods ended September 30, 2007, and 2006, respectively, which represents an increase of $166,000 or 7.2%. The increase in net interest income was primarily the result of the growth in earning assets, primarily loans and federal funds sold funded by deposit growth, when comparing the three month periods ended September 30, 2007, and 2006, respectively.  The quarterly net interest margin was 4.59% and 5.44% for the three months ended September 30, 2007 and 2006, respectively, which represents a decrease of 0.85%.  The decrease in net interest margin was primarily a result of an increase in the rate paid on interest-bearing deposits and borrowings from 3.08% to 3.89% for the three months ended September 30, 2006 and 2007, respectively.

For the nine months ended September 30, 2007 and 2006, the Bank recorded net income of $781,000 and $736,000, respectively.  The increase in earnings when comparing the nine months ended September 30, 2007 and 2006 of $45,000 was the result of an increase in interest earning assets, primarily loans and federal funds sold funded by deposit growth.  Net interest income for the nine months ended September 30, 2007 and 2006 was $7.1 million and $6.5 million, respectively, representing a $632,000, or 9.7% increase.  The increase primarily resulted from a $2.4 million increase in interest income from loans offset by a $1.9 million increase in interest paid on certificates of deposit and money market deposits.  The net interest margin was 4.49% and 5.08% for the nine months ended September 30, 2007 and 2006, respectively, which represents a decrease of 0.59%.  The decrease in net interest margin was primarily a result of an increase in the rate paid on interest-bearing deposits and borrowings from 2.76% to 4.03% for the nine months ended September 30, 2006 and 2007, respectively.

SUMMARY OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

During the three months ended September 30, 2007 and 2006, net income was $366,000 or $0.04 per diluted share and $12,000 or $0.00 per diluted share, respectively.  During the nine month period ended September 30, 2007 and 2006, net income was $781,000 or $0.08 per diluted share and $736,000 or $0.07 per diluted share, respectively.

Total assets at September 30, 2007 were $228.2 million representing an increase of approximately $27.4 million or 13.6% from $200.8 million reported at December 31, 2006. Gross loans at September 30, 2007 were $156.6 million, which represents an increase of $28.5 million or 22.2% from $128.1 million at December 31, 2006. Total deposits increased approximately $26.0 million or 17.9% from $145.1 million at December 31, 2006 to $171.1 million at September 30, 2007.

Set forth below are certain key financial performance ratios and other financial data for the periods indicated:

	Three months ended September 30, 2007	Three months ended September 30, 2006
Return on average assets (1)	0.67%	0.03%
Return on average stockholders’ equity (1)	2.67%	0.09%
Average equity to average assets	25.05%	30.88%
Net interest margin (2)	4.59%	5.44%
(1) Annualized results
(2) Net interest income annualized as a percentage of total average earning assets.

	Nine months ended September 30, 2007	Nine months ended September 30, 2006
Return on average assets (1)	0.48%	0.56%
Return on average stockholders’ equity (1)	1.90%	1.83%
Average equity to average assets	25.37%	30.72%
Net interest margin (2)	4.49%	5.08%
(1) Annualized results
(2) Net interest income annualized as a percentage of total average earning assets.

RESULTS OF OPERATIONS

NET INTEREST INCOME

The primary source of revenue is net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. For the three months ended September 30, 2007 and 2006, average interest-earning assets were $215.7 million and $169.8 million, respectively, generating net interest income of $2.5 million and $2.3 million, respectively. For the nine months ended September 30, 2007, and 2006, average interest-earning assets were $210.6 million and $169.6 million, respectively, generating net interest income of $7.1 million and $6.5 million respectively. The increase in net interest income in 2007 reflects the increase in interest-earning assets, primarily loans and federal funds sold funded by deposit growth.  The growth in year-to-date average interest-earning assets was 24.2% when comparing September 30, 2007 to September 30, 2006. Net interest income of $7.1 million for the nine months ended September 30, 2007 reflects an increase of 9.8% compared to the nine months ended September 30, 2006. The net interest margins and net interest spread are calculated on an annualized basis to equally compare 2007 to 2006.

           For the three months ended September 30, 2007 and 2006, the net interest margin (annualized net interest income divided by average interest-earning assets) was 4.59% compared to 5.44%, respectively.  For the nine months ended September 30, 2007 and 2006, the net interest margin was 4.49% compared to 5.08%, respectively.

           The decrease in net interest margin, when comparing the three months and nine months ended September 30, 2007 to September 30, 2006, was primarily due to an increase in the average balances of certificates of deposits at higher interest rates, and as a percentage of all total interest-bearing liabilities and an increase in rates paid for money market deposits.

The following table sets forth the Bank’s average balance sheet, average yields on earning assets, average rates paid on interest-bearing liabilities, net interest margins and net yields on interest-earning assets for the three months ended September 30, 2007 and 2006:

	Three months ended September 30,
	2007			2006
(dollars in thousands)	Average	Quarterly	Annualized	Average	Quarterly	Annualized
Assets	Balance	Inc/Exp	Yield/Cost	Balance	Inc/Exp	Yield/Cost
Federal funds sold	$22,798	$289	5.07%	$1,141	$15	5.32%
Interest-earning deposits at other fin inst	205	2	4.43%	4,867	66	5.42%
U.S. Gov't Treasuries	165	2	4.99%	99	1	4.74%
U.S. Gov't-Sponsored Agencies	6,627	72	4.38%	9,358	88	3.76%
Mortgage-backed securities	34,591	410	4.74%	44,296	537	4.85%
Federal Reserve Bank stock	1,640	25	6.05%	1,596	24	6.05%
Federal Home Loan Bank stock	963	12	5.01%	854	11	5.12%
Loans(1)	148,731	2,898	7.79%	107,615	2,294	8.53%
Earning assets	215,720	3,710	6.88%	169,826	3,036	7.15%
Other assets	3,409			3,851
Total assets	$219,129			$173,677
Liabilities
Interest checking (NOW)	$4,808	7	0.56%	$4,922	8	0.62%
Money market deposits	56,344	438	3.11%	43,571	214	1.97%
Savings	863	1	0.50%	379	1	0.51%
CDs	65,017	790	4.86%	40,670	469	4.61%
Borrowings	4	-	5.67%	2,695	36	2.89%
Total interest-bearing deposits and borrowings	127,036	1,236	3.89%	92,237	728	3.08%
Demand deposits	35,567			26,671
Other liabilities	1,643			1,139
Equity	54,883			53,630
Total liabilities & equity	$219,129			$173,677

Net interest income / spread		$2,474	2.99%		$2,308	4.07%
Net interest margin			4.59%			5.44%

(1)  Yield and amounts earned on loans include loan fees of approximately $19,000 and $77,000 for the three months ended September 30, 2007 and 2006, respectively. The following table sets forth the Bank’s average balance sheet, average yields on earning assets, average rates paid on interest-bearing liabilities, net interest margins and net yields on interest-earning assets for the nine months ended September 30, 2007 and 2006:

              The following table sets forth the Bank’s average balance sheet, average yields on earning assets, average rates paid on interest-bearing liabilities, net interest margins and net yields on interest-earning assets for the nine months ended September 30, 2007 and 2006:

	Nine months ended September 30,
	2007			2006
(dollars in thousands)	Average	YTD	Annualized	Average	YTD	Annualized
Assets	Balance	Inc/Exp	Yield/Cost	Balance	Inc/Exp	Yield/Cost
Federal funds sold	$29,424	$1,138	5.16%	$13,467	$466	4.62%
Interest-earning deposits at other fin inst	259	9	4.88%	5,033	186	4.92%
U.S. Gov't Treasuries	166	6	4.87%	100	3	4.09%
U.S. Gov't-Sponsored Agencies	4,980	149	4.00%	9,616	255	3.54%
Mortgage-backed securities	36,068	1,287	4.76%	45,057	1,616	4.78%
Federal Reserve Bank stock	1,644	74	5.98%	1,603	72	5.99%
Federal Home Loan Bank stock	927	25	3.55%	694	27	5.21%
Loans(1)	137,158	8,152	7.92%	94,065	5,728	8.12%
Earning assets	210,626	10,840	6.86%	169,635	8,353	6.57%
Other assets	4,709			4,122
Total assets	$215,335			$173,757
Liabilities
Interest checking (NOW)	$4,590	20	0.58%	$5,339	23	0.59%
Money market deposits	48,071	1,091	3.03%	46,312	603	1.74%
Savings	717	3	0.50%	500	2	0.50%
CDs	70,336	2,628	4.98%	38,302	1,222	4.26%
Borrowings	1	-	5.60%	908	37	5.36%
Total interest-bearing deposits and borrowings	123,715	3,742	4.03%	91,361	1,887	2.76%
Demand deposits	35,163			27,545
Other liabilities	1,819			1,466
Equity	54,638			53,385
Total liabilities & equity	$215,335			$173,757

Net interest income / spread		$7,098	2.83%		$6,466	3.81%
Net interest margin			4.49%			5.08%

(1)  Yield and amounts earned on loans include loan fees of approximately $155,000 and $216,000 for the nine months ended September 30, 2007 and 2006, respectively.

The following table reflects the changes in interest income, including loan fees, and interest paid for the three months ended September 30, 2007 compared to 2006 and the extent to which those changes were attributable to changes in volumes of or changes in rates earned on interest-earning assets and changes in volume of and rates paid on interest-bearing liabilities.

Changes in interest earned and interest paid due to the mix of earning assets and interest-bearing liabilities have been allocated to the change due to volume and the change due to rate in proportion to the relationship of the absolute dollar amounts of the changes in each.

	Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006 Increase (Decrease) due to Changes in
(dollars in thousands)	Volume	Rate	Total Increase (Decrease)
Interest income:
Federal funds sold	$275	$(1)	$274
Interest-earning deposits at other financial institutions	(52)	(12)	(64)
U.S. Gov’t Treasuries	1	-	1
U.S. Gov’t-Sponsored Agencies	(30)	14	(16)
Mortgage-backed securities	(114)	(13)	(127)
Federal Reserve Bank stock	1	-	1
Federal Home Loan Bank stock	1	-	1
Loans	801	(197)	604
Total increase (decrease) in interest income	883	(209)	674

Interest expense:
Interest checking (NOW)	-	(1)	(1)
Savings and money market deposits	99	125	224
CD’s	295	26	321
Borrowings	(38)	2	(36)
Total increase in interest expense	356	152	508
Net increase (decrease) in net interest income	$527	$(361)	$166

The following table reflects the changes in interest income, including loan fees, and interest paid in the nine months ended September 30, 2007 compared to 2006 and the extent to which those changes were attributable to changes in volumes of or changes in rates earned on interest earning assets and changes in volume of and rates paid on interest-bearing liabilities.

Changes in interest earned and interest paid due to the mix of earning assets and interest-bearing liabilities have been allocated to the change due to volume and the change due to rate in proportion to the relationship of the absolute dollar amounts of the changes in each.

	Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006 Increase (Decrease) due to Changes in
(dollars in thousands)	Volume	Rate	Total Increase (Decrease)
Interest income:
Federal funds sold	$617	$55	$672
Interest-earning deposits at other financial institutions	(178)	1	(177)
U.S. Gov’t Treasuries	2	1	3
U.S. Gov’t-Sponsored Agencies	(139)	33	(106)
Mortgage-backed securities	(321)	(8)	(329)
Federal Reserve Bank stock	2	-	2
Federal Home Loan Bank stock	6	(8)	(2)
Loans	2,562	(138)	2,424
Total increase (decrease) in interest income	2,551	(64)	2,487

Interest expense:
Interest checking (NOW)	(3)	-	(3)
Savings and money market deposits	41	448	489
CD’s	1,203	203	1,406
Borrowings	(38)	1	(37)
Total increase in interest expense	1,203	652	1,855
Net increase (decrease) in net interest income	$1,348	$(716)	$632

NON-INTEREST INCOME

Non-interest income increased to $172,000 from $56,000 for the three months ended September 30, 2007 and 2006, respectively.  For the nine months ended September 30, 2007 and 2006 non-interest income was $479,000 and $134,000, respectively.  The increase was primarily due to loan syndication fees totaling $195,000.  The loan syndication fees were related to three loans in which the Bank provided syndication services for other financial institutions.  A syndicated loan is a loan in which the Bank sources, arranges, and manages a multi-bank facility.

NON-INTEREST EXPENSES

Non-interest expenses were $2.1 million for the three months ended September 30, 2007 and 2006, respectively.   Non-interest expense was $6.3 million and $5.5 million for the nine months ended September 30, 2007 and 2006, respectively.  The increase in non-interest expense was primarily due to professional fees, other operating expenses, and compensation and benefits.  Professional fees include accounting/audit, compliance and consultant fees, which have all increased over the previous period due to regulatory and compliance activities, primarily related to the Sarbanes-Oxley Act of 2002. Other operating expenses increased primarily due to higher regulatory assessment fees paid on higher levels of deposits and higher expenses paid to support business growth.  The increase in compensation and benefits was primarily from adding additional personnel focused on loan and deposit growth.

The Bank has a non-cancelable ten year lease for the branch and administrative offices that will expire June 2014.  The future minimum commitments are approximately $3.4 million at September 30, 2007.

In October 2007, the Bank entered into a ten-year lease for ground floor office space at its headquarters location effective December 1, 2007.  This location will be the Bank’s Private Banking Center and is scheduled to open in the first quarter of 2008.  The future minimum lease commitments are approximately $998,000.

FINANCIAL CONDITION

ASSETS

At September 30, 2007, the Bank had $228.2 million in total assets compared to $200.8 million at December 31, 2006.  This represents an increase of $27.4 million or 13.6% from $200.8 million at December 31, 2006. The increase in total assets of $27.4 million from December 31, 2006 was funded by growth in total deposits of $26.1 million.

The following summarizes the interest-earning assets:

(dollars in thousands)	September 30, 2007	December 31, 2006
Federal funds sold	$18,310	$16,505
Interest-earning deposits at other financial institutions	269	123
Investments – available for sale, at estimated fair value	40,371	42,406
Investments – held to maturity, at amortized cost	5,519	6,270
Gross Loans	156,627	128,135

INVESTMENT SECURITIES

The securities are generally United States Agency obligations with relatively short-term maturities and United States Agency pass-through securities (mortgage-backed securities). Expected maturities of the United States Agency obligations may change due to the issuer’s right to call the bond. Expected maturities of the mortgage backed securities may change with respect to the borrower’s right to early payoff or pay down faster than normal repayment.   See Note 3 – Investment Securities in the accompanying unaudited financial statements for summary information regarding the investment portfolio at September 30, 2007 and December 31, 2006.

LOANS

           Total gross loans increased $28.5 million or 22.2% from $128.1 million at December 31, 2006 to $156.6 million at September 30, 2007. Real estate loans increased $41.3 million offset by a reduction in commercial loans of $10.4 million.  See Note 4 – Loans in the accompanying unaudited financial statements for summary information regarding the loan portfolio at September 30, 2007 and December 31, 2006.

ALLOWANCE FOR LOAN LOSSES

The Bank maintains an allowance for loan losses at an amount which it believes is sufficient to provide adequate protection against losses inherent in the portfolio as of the balance sheet date. The Bank began operations in March 2004 and lacks sufficient historical data from the performance of loans in the loan portfolio to extrapolate reserve percentages at this time.  Management’s periodic evaluation of the adequacy of the allowance is based on such factors as known and inherent risks in the portfolio, local economic and business conditions, peer bank information, internal credit reviews, and regulatory examinations. Although management utilizes information currently available to evaluate the allowance for loan losses, the allowance for loan losses is subjective and may be adjusted in the future depending on changes in economic conditions or other factors.

           During the time a loan is outstanding, it is subject to credit risks, including risks of borrower defaults, bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes, floods or fire). Although management has established an allowance for loan losses that it considers adequate, there can be no assurance that the established allowance for loan losses will be sufficient to offset losses on loans in the future.

At September 30, 2007, there were $156.6 million in gross loans outstanding and $56.4 million in commitments to fund loans and $3.8 million in commercial and standby letters of credit.  The allowances for losses for off-balance sheet commitments were $147,000 and $127,000 at September 30, 2007 and December 31, 2006, respectively, and were included in Other Liabilities. No loans were charged-off nor were any recoveries made during the three and nine months ended September 30, 2007. See Note 4 – Loans in the accompanying unaudited financial statements for a summary of the allowance for loan losses for the three and nine months ended September 30, 2007.

DEPOSITS

 The following table reflects the quarterly average balances with the corresponding weighted average interest rate (WAIR) paid on the deposit categories at September 30, 2007 and December 31, 2006:

	September 30, 2007		December 31, 2006
(dollars in thousands)	Quarterly Average	WAIR	Quarterly Average	WAIR
Non-interest-bearing demand deposits	$35,567	0.00%	$28,418	0.00%
Interest-bearing demand deposits	4,808	0.56%	5,213	1.07%
Savings and money market deposits	57,207	3.07%	45,110	2.07%
Certificates of deposit	65,017	4.86%	44,358	4.51%
	$162,599	3.04%	$123,099	2.42%

LIQUIDITY

           Liquidity, as it relates to banking, is the ability to meet loan commitments and to honor deposit withdrawals through either the sale or maturity of existing assets or the acquisition of additional funds through deposits or borrowing. The Bank’s main sources of funds to provide liquidity are maturities of overnight Federal funds sold, maturities of investments, loan repayments, and increases in deposits.  The Bank also maintains lines of credit with the Federal Home Loan Bank and other correspondent financial institutions.

           The liquidity ratio (the sum of cash, federal funds sold and available-for-sale investments, excluding pledged amounts, divided by total assets) was 14.9% at September 30, 2007 and 16.8% at December 31, 2006.  At September 30, 2007, the Bank had a $4.4 million line of credit secured by investment securities and a $46 million line of credit secured by a blanket lien of eligible loans at the Federal Home Loan Bank of San Francisco.  The Bank also has $30 million in federal fund lines of credit available with other correspondent banks in order to disburse loan commitments and to satisfy demands for deposit withdrawals. Each of these lines of credit is subject to conditions that the Bank may not be able to meet at the time when additional liquidity is needed.  The Bank did not have any borrowings outstanding at September 30, 2007 or December 31, 2006.

Management is not aware of any trends, demands, commitments, events or uncertainties that will result or are reasonably likely to result in a material change in the Bank’s liquidity.

CAPITAL RESOURCES

           The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet the minimum capital requirements can trigger certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items that are calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. Quantitative measures are established by regulation to ensure capital adequacy which requires the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk weighted assets and of Tier I capital to average assets.  Tier 1 Capital refers to a regulatory definition of bank capital. Tier 1 capital consists of common shareholders’ equity, perpetual preferred shareholders’ equity with noncumulative dividends, retained earnings, and minority interests in the equity accounts of consolidated subsidiaries.  The regulatory capital guidelines as well as the Bank’s actual capitalization for the Bank as of September 30, 2007, are as follows:

	Requirement
	Adequately Capitalized	Well Capitalized	Bank

Total risk-based capital ratio	8.0%	10.0%	32.29%
Tier 1 risk-based capital ratio	4.0%	6.0%	31.04%
Tier 1 leverage capital ratio	4.0%	5.0%	25.50%

ITEM 3. Quantitative and Qualitative Disclosures About Market Risk

INTEREST RATE RISK MANAGEMENT

           The Bank’s current business plan is subject to interest rate risk, which is the impact that changes in interest rates would have on future earnings. The Management Asset/Liability committee manages interest rate risk, including interest rate sensitivity and the repricing characteristics of assets and liabilities. The principal objective of asset/liability management is to maximize net interest income within acceptable levels of risk established by policy. Interest rate risk is measured using financial modeling techniques, including stress tests, to measure the impact of changes in interest rates on future earnings. Net interest income is the primary source of earnings and is affected by interest rate movements. Changes in interest rates have a lesser impact the more that assets and liabilities reprice in approximately equivalent amounts within basically the same time intervals. Disproportionate balances in these repricing opportunities at any point in time constitute interest sensitivity gaps, which is the difference between interest sensitive assets and interest sensitive liabilities. The models’ static measurements are best used as early indicators of potential interest rate exposures and do not reflect the results of any projected activity.  Currently, the Bank does not hold any assets for trading purposes.

           An asset sensitive gap is an excess amount of interest sensitive assets over interest sensitive liabilities, whereas a liability sensitive gap is an excess of interest sensitive liabilities over interest sensitive assets. A mismatched gap position generally indicates the changes in income from interest-earning assets are not completely proportionate to changes in the cost of interest-bearing liabilities in a changing rate environment, resulting in net interest income volatility. Generally, if rate sensitive assets exceed rate sensitive liabilities, net interest income will be positively impacted during a rising interest rate environment and negatively impacted during a declining interest rate environment. On the other hand, if rate sensitive liabilities exceed rate sensitive assets, net interest income will be positively impacted during a declining interest rate environment and negatively impacted in an increasing interest rate environment. Net interest income volatility risk can be mitigated by various strategies, including the administration of liability costs and the reinvestment of asset maturities. Although asset and liability products offered by depository institutions may respond differently to changes in the interest rate environment, the “gap” between assets and liabilities is only a general indicator of interest rate sensitivity and how volatile our net interest income might be affected by changing interest rates. Furthermore, the prepayment of loans and securities available for sale, and early withdrawals of certificates of deposit, may change the interest sensitivity.

The following table sets forth the distribution of rate sensitive assets and liabilities at the date indicated:

RATE SENSITIVITY

September 30, 2007
(Dollars in thousands)	Three Months or Less	Over Three Through Twelve Months	Over One Year Through Five Years	Over Five Years	Total
Assets
Federal funds sold	$18,310	$-	$-	$-	$18,310
Interest-bearing balances and other short-term investments	269	-	-	-	269
Investments	2,988	6,649	1,470	34,783	45,890
Federal Reserve Bank and Federal Home Loan Bank stock	-	-	-	2,609	2,609
Loans, net of deferred fees	91,066	14,906	29,877	20,666	156,515
Rate Sensitive Assets	112,633	21,555	31,347	58,058	223,593

Liabilities
Interest-bearing demand deposits	3,952	-	-	-	3,952
Savings and money market deposits	59,707	-	-	-	59,707
Certificates of deposit	63,576	7,686	7	-	71,269
Other borrowings	-	-	-	-	-
Rate Sensitive Liabilities	127,235	7,686	7	-	134,928

Interval Gaps:
Interest rate sensitivity gap	$(14,602)	$13,869	$31,340	$58,058	$88,665
Rate sensitive assets to rate sensitive liabilities	88.5%	280.4%	447,814.3%	N/M	165.7%

Cumulative Gaps:
Cumulative interest rate sensitivity gap	$(14,602)	$(733)	$30,607	$88,665	$88,665
Rate sensitive assets to rate sensitive liabilities	88.5%	99.5%	122.7%	165.7%	165.7%

           The Bank has established repricing policy limits for cumulative 1-year rate sensitive assets to rate sensitive liabilities ratio of between 80% - 120%. The “Rate Sensitivity” table above reflects that the Bank was asset sensitive in each of the repricing periods. The assets and liabilities are classified by the earlier of the repricing or maturity date in accordance with the contractual terms of the assets.

ITEM 4. Controls and Procedures

As of the end of the quarter, the Bank’s management evaluated, under the supervision and with the participation of the chief operating officer and the chief financial officer, the effectiveness of the design and operation of disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as adopted by the OCC (the “Exchange Act”)).  We are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.  Based on this evaluation, the chief operating officer and the chief financial officer have concluded that, as of the end of such quarter, the disclosure controls and procedures are effective to provide reasonable assurance that material financial and non-financial information required to be disclosed by the Bank in the periodic Exchange Act reports is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission rules and forms, and to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to management, including the chief operating officer and the chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Controls Over Financial Reporting

There were no changes to the internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, the internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1.	Legal Proceedings

Not applicable.

ITEM 1A.	Risk Factors

In addition to the other information set forth in this report, you should carefully consider the risk factors discussed in Part II, Item 7 of the Annual Report on Form 10-K for the year ended December 31, 2006, which could materially affect our business, financial condition or results of operations. The risks described in the Annual Report on Form 10-K are not the only risks facing the Bank. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition or results of operations.

ITEM 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

ITEM 3.	Defaults Upon Senior Securities

Not applicable.

ITEM 4.	Submission of Matters to a Vote of Security Holders

None.

ITEM 5.	Other Information

Not applicable.

ITEM 6.	Exhibits

31.1	Chief Executive Officer Certification required under Section 302 of the Sarbanes–Oxley Act of 2002.

31.2	Chief Financial Officer Certification required under Section 302 of the Sarbanes–Oxley Act of 2002.

32.1	Chief Executive Officer Certification required under Section 906 of the Sarbanes–Oxley Act of 2002.

32.2	Chief Financial Officer Certification required under Section 906 of the Sarbanes–Oxley Act of 2002.

SIGNATURES

In accordance with section 13 or 15(d) of the Securities Exchange Act, as adopted by the Comptroller, the registrant caused this report to be signed on its behalf by the undersigned, thereunto authorized, on the 9th day of November, 2007.

1ST CENTURY BANK, NATIONAL ASSOCIATION

By:	/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

By:	/s/ Dan T. Kawamoto
Dan T. Kawamoto
Executive Vice President and
Chief Financial Officer

EXHIBIT 31.1

CERTIFICATIONS

We, Alan Rothenberg and Jason DiNapoli, certify that:

1.      We have reviewed this report on Form 10-Q of 1st Century Bank, National Association;

2.      Based on our knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.      Based on our knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.      We and the registrant’s other certifying officer are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)           Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)           Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)           Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)           Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.      We and the registrant’s other certifying officer have disclosed, based on our most

6.      recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)           All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)           Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 9, 2007	/s/ Alan I. Rothenberg
Alan I. Rothenberg, Chairman and Chief Executive Officer

Date: November 9, 2007	/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

EXHIBIT 31.2

CERTIFICATIONS

I, Dan T. Kawamoto, certify, that:

1.      I have reviewed this report on Form 10-Q of 1st Century Bank, National Association;

2.      Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.      Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.      The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)           Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)           Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)           Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)           Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.      The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)           All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)           Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 9, 2007	/s/ Dan T. Kawamoto
Dan T. Kawamoto
Executive Vice President and Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION §1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of 1st Century Bank, National Association (the “Bank”) on Form 10-Q for the quarter ended September 30, 2007, as filed with the Office of the Comptroller of the Currency on the date hereof (the “Report”), I, Alan I. Rothenberg, Chairman and Chief Executive Officer of the Bank, and I, Jason P. DiNapoli, President and Chief Operating Officer of the Bank, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge that:

(1)           The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Bank.

Date: November 9, 2007	/s/ Alan I. Rothenberg
Alan I. Rothenberg
Chairman and Chief Executive Officer

Date: November 9, 2007	/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

EXHIBIT 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION §1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of 1st Century Bank, National Association (the “Bank”) on Form 10-Q for the quarter ended September 30, 2007, as filed with the Office of the Comptroller of the Currency on the date hereof (the “Report”), I, Dan T. Kawamoto, Executive Vice President and Chief Financial Officer of the Bank, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge that:

(1)           The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Bank.

Date: November 9, 2007	/s/ Dan T. Kawamoto
Dan T. Kawamoto
Executive Vice President and Chief Financial Officer